Exhibit 99.1

Digital Brands Group Announces LOI to Acquire Elevated Basics Brand Stateside

•	Stateside’s acquisition accelerates DBG’s portfolio growth strategy:
•	The Stateside brand complements and enhances DBG’s closet share and cross marketing strategy;
•	Stateside’s acquisition is consistent with DBG’s commitment to grow its brand portfolio and increase DBG’s growth, profitability and cash flow profile; and
•	The Stateside brand is expected to be accretive to DBG’s revenue in fiscal 2021.

Austin--(BUSINESS WIRE)—DBG, Inc (NASDAQ: DBGI), a digitally first portfolio company, today announced that it has signed a non-binding letter of intent to acquire Stateside, a privately-owned global elevated basics brand.

•	The parties intend to enter into a binding agreement within the next thirty days, with the closing envisaged in the third quarter of 2021. DGB expects to fund the acquisition with a combination of cash and equity to provide the Company the optimum financial flexibility in the future. Completion of the transaction is subject to customary conditions, including but not limited to the following key conditions:
•	execution of the Definitive Agreement;
•	completion of mutually satisfactory due diligence; and
•	receipt of all required regulatory, corporate and third party approvals.

Accordingly, there can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

“We are very excited to take the first steps towards the addition of Stateside to the DBG family. DBG believes there is a significant opportunity to increase the brand’s direct-to-consumer channel, given that the brand is primarily a wholesale brand currently. Additionally, we believe that we can increase the brand awareness and customer reach to drive meaningful short and long-term revenue,” said Laura Dowling, DBG’s Chief Marketing Officer.

“The acquisition of Stateside is validation of our recent IPO and our vision and strategy to grow our brand portfolio, revenue and cash flow through acquisitions. We believe the Stateside brand will increase DBG’s 2021 revenue while also driving near and long-term shareholder value,” said Hil Davis, DBG’s Chief Executive Officer.

“We are proud to sign the letter of intent to join DBG, a company that is modernizing the holding company model” said Moise Emiques. “Their direct-to-consumer and marketing expertise will allow us to focus even more on developing and expanding our product offering.”

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting DBG and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding DBG’s plans, objectives, projections and expectations relating to the acquisition of Stateside, DBG’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. DBG undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of DBG to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel and accessories; DBG’s ability to implement its business strategy; DBG’s ability to execute and integrate acquisitions; and DBG's indebtedness and its ability to obtain financing on favorable terms, if needed. More information on potential factors that could affect DBG’s financial results is included from time to time in DBG’s public reports filed with the SEC, including DBG’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels. Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer's "closet share" by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value ("LTV") while increasing new customer growth.

About Stateside

Stateside is a collection of elevated American basics influenced by the evolution of the classic T-Shirt. All garments are designed and produced in Los Angeles from the finest fabrics. All knitting, dyeing, cutting and sewing is sourced and manufactured locally in Los Angeles. Stateside invested in quality and the local communities.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047

SOURCE Digital Brands Group, Inc.

Related Links

https://www.digitalbrandsgroup.co